Exhibit (a)(1)(J)

FORM OF REMINDER COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

ABOUT THE EXCHANGE OFFER

Date:
To:	Eligible Optionholders
From:	Winn-Dixie Stores, Inc.
Re:	Reminder About Stock Option Exchange Offer

The exchange offer for all Eligible Option Grants is currently open and available to all Eligible Optionholders. As previously communicated on November 9, 2009, the exchange is scheduled to close at 11:59 p.m., Eastern Time, on December 8, 2009.

If you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to the Expiration Date, which we expect will be at 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer).

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Teri Podsiadlik by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie Stores, Inc., Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail to TeriPodsiadlik@winn-dixie.com.